                         SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

   Filed by the Registrant /X/

   Filed by a Party other than the Registrant / /

   Check the appropriate box:

   / /  Preliminary Proxy Statement

   /X/  Definitive Proxy Statement

   / /  Definitive Additional Materials

   / /  Soliciting Material Pursuant to Section 240.14a-11(c) or
        Section 240.14a-12


                        LACLEDE GAS COMPANY
       ----------------------------------------------------
        (Name of Registrant as Specified In Its Charter)

                        LACLEDE GAS COMPANY
       ----------------------------------------------------
           (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

   /X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

   / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

   / /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
        0-11.

   1)  Title of each class of securities to which transaction applies:

   ---------------------------------------------------------------------

   2)  Aggregate number of securities to which transaction applies:

   ---------------------------------------------------------------------

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:<F1>

   ---------------------------------------------------------------------

   4)  Proposed maximum aggregate value of transaction:

   ---------------------------------------------------------------------
[FN]
<F1>Set forth the amount on which the filing fee is calculated and state how it was determined.

   / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1)  Amount Previously Paid:

   ---------------------------------------------------------------------

   2)  Form, Schedule or Registration Statement No.:

   ---------------------------------------------------------------------

   3)  Filing Party:

   ---------------------------------------------------------------------

   4)  Date Filed:

   ---------------------------------------------------------------------

                          LACLEDE GAS COMPANY
                           720 OLIVE STREET
                       ST. LOUIS, MISSOURI 63101

                           -----------------

               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           -----------------

  The Annual Meeting of Stockholders of Laclede Gas Company will be held at Marriott's Pavilion Hotel, One Broadway, St. Louis, Missouri, beginning at 10:00 a.m., Central Standard Time, on Thursday, January 26, 1995, for the following purposes:

  1. To elect three Directors, each to serve for a term of three years and until the respective successor shall be duly elected and qualified (see Proposal 1 on page 3).

  2. To ratify the appointment by the Board of Directors of Deloitte & Touche as the firm of independent public accountants to audit the accounts of the Company for the fiscal year ending September 30, 1995 (see Proposal 2 on page 18).

  3. To transact such other business as may properly come before said meeting, or any adjournment or adjournments thereof.

                             By order of the Board of Directors,

                                         DONALD L. GODINER,

                                                           Secretary.

St. Louis, Missouri
December 27, 1994

                               IMPORTANT

  We hope you will attend the Annual Meeting. If you are unable to be present, please sign, date and return the enclosed proxy as soon as possible. A return envelope, which does not require postage if mailed in the United States, is enclosed for your convenience.

  Stockholders representing a majority of Common Stock issued and outstanding must be present or represented by proxy in order to constitute a quorum. To ensure the presence of a quorum at this meeting, an early return of your proxy is solicited by the Board of Directors.

                         LACLEDE  GAS COMPANY

                           720 OLIVE STREET

                       ST. LOUIS, MISSOURI 63101

                           -----------------

                            PROXY STATEMENT

  This statement is furnished in connection with a solicitation of proxies by the Board of Directors of Laclede Gas Company (hereinafter called the Company) to be used at the Annual Meeting of Stockholders of the Company to be held on January 26, 1995, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Company's Annual Report for 1994, including financial statements, has been mailed to stockholders. The Company's proxy statement and form of proxy are being mailed to stockholders beginning on approximately December 27, 1994. Execution of the enclosed proxy given in response to this solicitation will not affect a stockholder's right to attend the meeting and to vote in person. Presence at the meeting of a stockholder who has signed a proxy does not in itself revoke a proxy. Any stockholder giving a proxy may revoke it any time before it is exercised by giving notice thereof to the Company in writing or in open meeting. Unless so revoked, the shares represented thereby will be voted in accordance with the specifications thereon.

  The Company has authorized 50 million shares of $1.00 Par Value Common Stock and on October 31, 1994, there were outstanding 15,708,850 shares. Only holders of Common Stock at the close of business on December 12, 1994, are entitled to notice of, and to vote at, the meeting. Generally, each share of Common Stock represents one vote; but in the election of Directors, stockholders have cumulative voting rights. If cumulative voting rights are exercised by any stockholder, he or she shall have the right to cast as many votes in the aggregate as shall equal the number of Common Stock shares so held by him or her in the Company, multiplied by the number of Directors to be elected. Each stockholder may cast the whole number of votes, either in person or by proxy, for one nominee, or distribute them among two or more nominees. To exercise cumulative voting rights, please indicate appropriate instructions on the face of the proxy. Unless directions on cumulative voting are specified in the proxy, the persons named in the form of proxy reserve the right to vote each proxy cumulatively and for the election of less than all the nominees, but they do not presently intend to do so unless candidates other than those named herein for Directors are duly proposed at the meeting other than by management of the Company.

  Stockholders representing a majority of the Common Stock issued and outstanding must be present or represented by proxy to constitute a quorum. With regard to the election of Directors, since three Directors are to be elected, the three nominees receiving the greatest number of affirmative votes will be deemed elected; therefore, shares represented by proxies which are marked "WITHHOLD AUTHORITY" will have no effect. If a stockholder excepts from the proxy one or more Director nominees, all votes represented by the shares held by such stockholder shall, unless otherwise specifically stated, be allocated as evenly as possible for and among the remaining nominees. With regard to Proposal 2, or any other matters properly brought before this meeting, approval requires the affirmative vote of a majority of the shares entitled to vote and represented in person or by proxy at this meeting (unless a greater affirmative vote is required by the Company's Articles of Incorporation or by state law). Shares represented by proxies which are marked "ABSTAIN" or which deny discretionary authority on any other matters will be counted as shares present for purposes of determining quorum; such shares will also be treated as shares present and entitled to vote on Proposal 2 and any such other matters, which will have the same effect as a vote against Proposal 2 and any such other matters. Proxies relating to "street name" shares which are not voted by brokers on one or more, but less than all, matters will be considered present at the Annual Meeting for purposes of determining quorum, but will not be treated as shares represented at the meeting as to such matter(s) not voted on, and therefore will not have the effect of either an affirmative or negative vote, except where the vote of the holders of a majority of outstanding Common Stock is required.

  When a stockholder participates in the Company's Dividend Reinvestment and Stock Purchase Plan, the proxy to vote shares registered in the stockholder's own name will include those shares held for the stockholder in the Dividend Reinvestment and Stock Purchase Plan. If the stockholder does not send any proxy to vote the shares registered in his or her own name, the shares held for the stockholder in the Dividend Reinvestment and Stock Purchase Plan will, unless such stockholder attends the meeting in person, not be voted or counted for the purpose of determining a quorum.

                        STOCKHOLDERS' PROPOSALS

  Stockholders' proposals to be considered for inclusion in the Company's proxy statement must be submitted on a timely basis.
Proposals for the 1996 Annual Stockholders' Meeting must be received by the Company no later than August 28, 1995. Any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Company.

PROPOSAL 1. ELECTION OF DIRECTORS

  It is the intention of the persons named in the enclosed form of proxy to vote such proxy FOR the election of the three nominees listed below for Directors for terms expiring in 1998. If any nominee becomes unavailable for any reason before the meeting (which is not anticipated), the proxies will be voted for a person to be selected by the Board of Directors of the Company.

               INFORMATION ABOUT NOMINEES AND DIRECTORS

  The following information with respect to principal occupation or employment for the past five years, name and principal business of the corporation or other organization in which such occupation or employment is carried on, and in regard to other affiliations, and to beneficial ownership of securities at October 31, 1994, has been furnished to the Company by the respective nominees and Directors continuing in office. Mr. James L. Hoagland will not stand for reelection this year since he is retiring from the Board of Directors, such retirement to be effective following the Annual Meeting. As a consequence of Mr. Hoagland's retirement as a Director, the number of Directors has been reduced, by amendment to the Company's By-laws, from ten to nine effective January 26, 1995. Messrs. H. Givens, Jr. and
H. Edwin Trusheim and Ms. Krey, the three other Directors whose terms will expire on January 26, 1995, will stand for reelection.

NOMINEES FOR NEW TERM (TO EXPIRE AT ANNUAL MEETING, 1998):

DR. HENRY GIVENS, JR., 61, has been President of Harris-Stowe State College for the last 15 years. He is a Director of Mark Twain
Bancshares, Inc.

                                    Year first elected a Director: 1992

MARY ANN KREY, 47, has been Chairman and Chief Executive Officer of Krey Distributing Co., an Anheuser-Busch wholesaler, since December 1986. She is a Director of Commerce Bank of St. Louis and CPI
Corporation.

                                    Year first elected a Director: 1992

H. EDWIN TRUSHEIM, 67, was Chairman of the Board of Directors and Chief Executive Officer of General American Life Insurance Company, a mutually owned company serving both individuals and groups with life and health insurance as well as pension plans and pension administrative services, from January 1986 to May 15, 1992, at which time he relinquished the title of Chief Executive Officer. Between January 1986, and May 1988, Mr. Trusheim also served as President of General American Life Insurance Company. Between May 1981, and January 1986, he served as its President and Chief Executive Officer. He is a Director of Angelica Corporation, General American Life Insurance Company, Venture Stores, Inc., GenCare Health Systems, Inc., RehabCare Corporation, and Reinsurance Group of America.

                                    Year first elected a Director: 1986

    YOUR BOARD OF DIRECTORS RECOMMENDS THAT THE FOREGOING NOMINEES EACH BE ELECTED FOR A THREE-YEAR TERM EXPIRING IN 1998 AND UNTIL
     THE RESPECTIVE SUCCESSOR SHALL BE DULY ELECTED AND QUALIFIED.

TERM EXPIRING AT ANNUAL MEETING, 1996:

ROBERT C. JAUDES, 60, has been Chairman of the Board, President and Chief Executive Officer since January 27, 1994 and prior to that served as President and Chief Executive Officer of Laclede Gas Company since August 1, 1991. From October 1, 1990, to August 1, 1991, he served as President. From July 1, 1989, through September 30, 1990, Mr. Jaudes served as Executive Vice President-Operations and Marketing of the Company. Prior to that time he served as Executive Vice President-Finance from January 23, 1986. He is a Director of The Boatmen's National Bank of St. Louis.

                                 Year first elected a Director: 1983<Fa>

BOYD F. SCHENK, 72, has been President of The Boyd Group, Inc., an investment consulting company, since January 1, 1989 and Chairman of the Board of ABC Laboratories, Inc., an environmental testing laboratory and manufacturer of laboratory instruments, since July 25, 1992. Prior to that time he served as Vice Chairman of Whitman Corporation (formerly IC Industries, Inc.), a holding company involved in consumer and commercial products, since November 15, 1985. Until July 1988, he was also Chairman of Pet Incorporated, a subsidiary of IC Industries, Inc., and a processor and marketer of food products and other consumer goods, and had served as Chief Executive Officer of Pet Incorporated until February 1985.

                                    Year first elected a Director: 1972

ROBERT P. STUPP, 64, is, and since December 31, 1990, has been, the President of Stupp Bros., Inc. which has three operating divisions which were established on December 31, 1990: Stupp Bros. Bridge & Iron Co. of St. Louis, Missouri, fabricator of iron and steel; Stupp Corporation of Baton Rouge, Louisiana, a steel pipe manufacturer; and Builders Engineering Company of St. Louis, Missouri. Mr. Stupp currently serves in senior executive positions in these operating divisions. From December 14, 1989 through December 31, 1990, Mr. Stupp served as President of Stupp Bros. Bridge & Iron Co., which was then a corporation; from 1980 to December 14, 1989, Mr. Stupp served as Executive Vice President of Stupp Bros. Bridge & Iron Co.; and he also served from 1980 to December 31, 1990 as Senior Vice President of Stupp Corporation, which also then was a corporation. He is a Director of Stupp Bros., Inc.

                                    Year first elected a Director: 1990
[FN]
- -----

<Fa>"Control Person"-defined as one who, other than solely as a
    Director of Laclede Gas Company, possesses the power to direct the management and policies of Laclede Gas Company.

TERM EXPIRING AT ANNUAL MEETING, 1997:

ANDREW B. CRAIG, III, 63, is Chairman of the Board and Chief Executive Officer of Boatmen's Bancshares, Inc. He has been Chairman since 1989, Chief Executive Officer since 1988 and was President from 1985 to 1994. He was Chairman of the Board of The Boatmen's National Bank of
St. Louis from 1985 until January 1992. In addition to being a Director of Boatmen's Bancshares, Inc., he is a Director of Petrolite Corporation and Anheuser-Busch Companies, Inc.

                                    Year first elected a Director: 1994

C. RAY HOLMAN, 52, is Chairman of the Board, President and Chief Executive Officer of Mallinckrodt Group Inc. (formerly IMCERA Group Inc.). He has been Chairman since October 1994 and President and Chief Executive Officer since December 1992. He served both as Corporate Vice President of Mallinckrodt Group Inc. from 1990 and President and Chief Executive Officer of Mallinckrodt Medical, Inc., a subsidiary of Mallinckrodt Group Inc., from 1989 to December 1992; and Group Vice President for Medical Products from 1985 to 1989.

                                    Year first elected a Director: 1994

WILLIAM E. NASSER, 55, was elected Chairman of the Board and Chief Executive Officer of Petrolite Corporation in February 1992. He has served as President of Petrolite Corporation since June 1988. He has been with Petrolite Corporation since 1962, serving previously as Vice President and General Manager of Petrolite's Polymers Division. In addition to being a Director of Petrolite Corporation, he is a Director of The Boatmen's National Bank of St. Louis and Energy BioSystems Corporation.

                                    Year first elected a Director: 1994

  The standing committees of the Board of Directors for the fiscal year ended September 30, 1994, included the Audit Committee, the
Compensation Committee and the Nominating Committee.

  The Audit Committee, comprised of six members, now consisting of:
Messrs. Craig, Givens, Hoagland, Holman, Schenk, and Trusheim, Chairman, met three times during the 1994 fiscal year. It is the duty of the Committee to recommend to the Board independent auditors to perform audit and non-audit services, review the scope and results of such services, review with management and the independent auditors any recommendations of the auditors regarding changes and improvements in the Company's accounting procedures and controls and management's response thereto, and report to the Board after each Audit Committee meeting.

  The Compensation Committee, comprised of four members, now consisting of: Messrs. Hoagland, Stupp, Trusheim, and Schenk, Chairman, met two times during the 1994 fiscal year. It is the duty of the Committee to review and recommend to the Board the salaries and all other forms of compensation of the Company's Officers.

  The Nominating Committee, comprised of five members, now consisting of: Messrs. Hoagland, Schenk, Stupp, Trusheim, and Jaudes, Chairman, did not meet during the 1994 fiscal year. It is the duty of the Nominating Committee to recommend new Director nominees to the Board of Directors. Stockholders may recommend Director nominees to the Committee in writing, giving pertinent background information and such person will be given the same consideration as any other person reviewed as a possible nominee.

  During the 1994 fiscal year, there were 13 meetings of the Board of Directors. All Directors attended 75% or more of the aggregate number of meetings of the Board and applicable committee meetings, except for Mr. Craig who attended 72.7% of such meetings.


             BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK

  The following table sets forth the beneficial ownership of the Company's Common Stock by (i) Stupp Bros., Inc., the only person or entity who as of October 31, 1994, is known to be the beneficial owner of 5% or more of the Company's Common Stock, (ii) each of the Directors and Director nominees, (iii) each of the Company's Executive Officers listed in the Summary Compensation Table, and (iv) all Directors, Director nominees, and Executive Officers as a group.

                    AMOUNT AND NATURE OF OWNERSHIP

                                                         SOLE VOTING     SHARED VOTING
                                                           AND/OR            AND/OR
                      NAME OF                            INVESTMENT        INVESTMENT                                PERCENT
                  BENEFICIAL OWNER                          POWER            POWER               TOTAL              OF CLASS
                  ----------------                       -----------      ------------           -----              --------

R. J. Carroll.......................................         -0-              -0-                  -0-                 -0-
A. B. Craig, III....................................        1,800<F1>         -0-                  1,800                <F*>
H. Elliott, Jr. ....................................         4,390            -0-                  4,390                <F*>
H. Givens, Jr. .....................................         1,200<F1>        -0-                  1,200                <F*>
D. L. Godiner.......................................           921            -0-                    921                <F*>
J. L. Hoagland......................................         3,300            -0-                  3,300                <F*>
C. R. Holman........................................         1,800<F1>        -0-                  1,800                <F*>
R. C. Jaudes........................................         5,664            -0-                  5,664                <F*>
M. A. Krey..........................................         2,200<F1>        -0-                  2,200                <F*>
W. E. Nasser........................................           800<F1>        -0-                    800                <F*>
B. F. Schenk........................................         5,800            -0-                  5,800                <F*>
R. P. Stupp.........................................         2,232<F1><F2>    -0-                  2,232                <F*>
H. E. Trusheim......................................         2,274<F1>        -0-                  2,274                <F*>
D. H. Yaeger........................................           927            -0-                    927                <F*>
Stupp Bros., Inc. ..................................     1,155,000<F3>        -0-              1,155,000              7.35%
 All Directors, Director Nominees and
  Executive Officers as a Group......................                                               40,648<F4>           <F*>

- -----
<F1>Includes restricted, nonvested shares granted under the Restricted
    Stock Plan for Non-Employee Directors, as described in more detail on page 18.
<F2>Does not include the shares owned by Stupp Bros., Inc., which are set forth separately in the table and of which shares Mr. Stupp is a beneficial owner with shared voting and investment power.
<F3>Mr. Stupp is a Director and Executive Officer of Stupp Bros., Inc.
    and has a one-third interest in a voting trust which controls 100% of the stock of Stupp Bros., Inc.
<F4>This amount does not include the shares owned by Stupp Bros., Inc.
<F*>Less than one percent.

           COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

  Set forth below is certain information as to amounts paid, earned or awarded by the Company for the fiscal year ended September 30, 1994, and for the immediately preceding two fiscal years for services in all capacities by the Chief Executive Officer and the four other most highly compensated Executive Officers.

                      SUMMARY COMPENSATION TABLE

                                                                               ANNUAL COMPENSATION
                                                                             ----------------------------

                        NAME AND                                                           OTHER ANNUAL            ALL OTHER
                  PRINCIPAL POSITION<F1>                     YEAR            SALARY       COMPENSATION<F2>      COMPENSATION<F3>
                  ----------------------                     ----            ------       ---------------       ----------------


R. C. Jaudes                                                 1994           $429,714         $121,480               $12,423
Chairman of the Board,                                       1993           $398,238         $121,160               $10,071
President and CEO                                            1992           $369,377         $105,600               $ 6,299

H. Elliott, Jr.                                              1994           $164,411         $ 31,720               $ 6,668
Senior Vice President-                                       1993           $157,885         $ 31,590               $ 6,683
Administrative Services                                      1992           $150,882         $ 31,200               $ 4,746

D. H. Yaeger                                                 1994           $175,179               -                $ 4,245
Senior Vice President-Operations,                            1993           $162,560               -                $ 4,115
Gas Supply and Technical Services                            1992           $146,024               -                $ 2,477

D. L. Godiner                                                1994           $159,089               -                $ 6,162
Senior Vice President, General                               1993           $151,885               -                $ 5,731
Counsel and Secretary                                        1992           $145,190               -                $ 4,434

R. J. Carroll                                                1994           $146,786               -                $ 4,058
Senior Vice President-Finance and                            1993           $135,119               -                $ 3,770
Chief Financial Officer                                      1992           $103,587               -                $ 2,204

- -----
<F1>Over the period of the Company's last three fiscal years, the following named Executive Officers have been promoted and assigned increases in their responsibilities: on January 23, 1992, Mr. Elliott was promoted from Vice President-Administrative Services to Senior Vice President-Administrative Services, and Mr. Carroll was promoted from Vice President and Controller to Vice President-Finance and Chief Financial Officer; on August 27, 1992, Mr. Yaeger was promoted from Vice President-Planning to Vice President-Operations, Gas Supply and Technical Services; and on January 27, 1994, Mr. Carroll and Mr. Yaeger were promoted to Senior Vice President-Finance and Chief Financial Officer and Senior Vice President-Operations, Gas Supply and Technical Services, respectively. In addition, on January 27, 1994, Mr. Jaudes was elected Chairman of the Board.
<F2>The amounts in this column reflect dividend equivalents paid under the Incentive Compensation Plan to the named Executive Officer during the three most recent fiscal
                                    9

    years together, in the case of Mr. Jaudes, with Mr. Jaudes' Board of Directors' and Board committee fees for those three years. For a more detailed discussion of the Incentive Compensation Plan, see the Long-Term Incentive Plan Table and discussion thereof on this page.
<F3>For 1994 this column includes (a) above-market interest on deferrals under the Company's Deferred Income Plan described on page 13 (Mr. Jaudes, $4,676; Mr. Elliott, Jr., $1,948; Mr. Yaeger, $-0-; Mr. Godiner, $2,323; and Mr. Carroll, $342), and (b) above-market interest on deferrals under the Company's Deferred Income Plan II described on page 13 (Mr. Jaudes, $1,851; Mr. Elliott, Jr., $741; Mr. Yaeger, $94; Mr. Godiner, $604; and Mr. Carroll, $36); and (c) Company matching contributions under the Company's Salary Deferral Savings Plan which was established under Section 401(k) of the Internal Revenue Code (Mr. Jaudes, $5,896; Mr. Elliott, Jr., $3,979; Mr. Yaeger, $4,151; Mr. Godiner, $3,235; and Mr. Carroll, $3,680).

                      INCENTIVE COMPENSATION PLAN

  The Company has an Incentive Compensation Plan, which is considered a type of long-term incentive plan under the proxy disclosure rules of the Securities and Exchange Commission. Share Units are awarded from time to time under the Company's Incentive Compensation Plan. Dividend equivalents (equal to the cash dividend paid on each share of the Company's Common Stock) are paid on each of the Share Units to the recipient until his death, and thereafter to a surviving spouse, if any, for life. The amount of dividend equivalents paid to any named Executive during the last fiscal year is disclosed in the "Other Annual Compensation" column in the Summary Compensation Table.

  Each year, the Company credits or debits an amount (Deferred Compensation Amount) to each Share Unit outstanding at the end of a fiscal year equal, subject to certain adjustments, to the per common share net increase or decrease in Consolidated Retained Earnings for that fiscal year. The aggregate of annual Deferred Compensation Amounts are payable in ten equal annual installments to the recipient or, if he is no longer living, his designated beneficiaries or estate beginning on the fifth month following the month in which the earlier of the following occurs: retirement, death, disability or the recipient's election to terminate employment with the Company following a hostile change in control (as defined in the Plan). No Deferred Compensation Amounts accrue on Share Units held by a recipient after the fiscal year in which his employment has terminated due to retirement, disability, death or the recipient's election to terminate following a hostile change in control. Furthermore, if a participant's employment with the Company ceases other than by reason of retirement, disability, death or termination of employment following a hostile change in control, then all Share Units are forfeited and all rights to Deferred Compensation Amounts and dividend equivalents on account of such Share Units lapse. During the fiscal year ended September 30, 1994, $.20 was credited on account of each Share Unit. Interest accrues on the Deferred Compensation Amounts only after the date of retirement, disability, death or election of recipient to terminate employment following a hostile change in control.

  No Share Units were awarded under this Plan during the last fiscal year.

                             PENSION PLAN

  The table below shows estimated annual benefits payable at normal retirement date under the Employees' Retirement Plan of Laclede Gas Company-Management Employees and the Laclede Gas Company Supplemental Retirement Benefit Plan.


                                                         PENSION PLAN TABLE
                                             ESTIMATED ANNUAL BENEFITS UPON RETIREMENT


          AVERAGE                                                 YEARS OF SERVICE
           FINAL                -----------------------------------------------------------------------------------------
      COMPENSATION<F1>          15                    20                25               30           35               40
      ----------------          --                    --                --               --           --               --

  $ 75,000.................    $ 21,406         $ 28,541         $ 35,677         $ 42,812         $ 49,947         $ 57,082
   100,000.................      28,918           38,558           48,197           57,836           67,476           77,115
   125,000.................      36,793           49,058           61,322           73,586           85,851           98,115
   150,000.................      44,668           59,558           74,447           89,336          104,226          119,115
   200,000.................      60,418           80,558          100,697          120,836          140,976          161,115
   250,000.................      76,168          101,558          126,947          152,336          177,726          203,115
   300,000.................      91,918          122,558          153,197          183,836          214,476          245,115
   350,000.................     107,668          143,558          179,447          215,336          251,226          287,115
   400,000.................     123,418          164,558          205,697          246,836          287,976          329,115
   450,000.................     139,168          185,558          231,947          278,336          324,726          371,115
   500,000.................     154,918          206,558          258,197          309,836          361,476          413,115

- -----

<F1>"Average Final Compensation" is the higher of: (a) the annual average of the highest 36 consecutive calendar months' compensation for the participant's last 120 months of service; or (b) the annual average of the highest three consecutive calendar years' compensation for the participant's last ten calendar Years of Service. Compensation used for pension formula purposes is the type of compensation included as "Salary" in the Summary Compensation
    Table.

  Benefits shown in the table (the calculation of which, in some cases, takes into account the portion of Average Final Compensation in excess of Social Security covered compensation, and, in other cases, is calculated after the deduction of Social Security offset amounts) assume retirement at age 65, the Years of Service shown, continued existence of the current plans without substantial change and payment in the form of a single life annuity. Years of Service as of September 30, 1994 for the persons named in the Summary Compensation Table are as follows: R. C. Jaudes, 39 years; H. Elliott, Jr., 21 years; D. H. Yaeger, 3 years; D. L. Godiner, 14 years; and R. J. Carroll, 38 years.

                              OTHER PLANS

  An Executive Salary Protection Program for Executive Officers provides that if a participating Executive Officer (which includes the five named Executive Officers in the Summary Compensation Table) dies while an active employee of the Company, his or her beneficiaries will receive his or her annual salary for one year, and one-half of his or her annual salary for the next nine years or until the Executive Officer would have been 65 years old, whichever period is longer. When an Executive Officer dies after retiring from the Company, his or her beneficiaries will receive an amount equal to twice his or her annual salary if he or she dies prior to age 70, or one times his or her annual salary if he or she dies after age 70. The annual cost to the Company of this program is approximately $85,000.

  The Company provides supplemental travel and accident insurance covering Officers and certain key employees. The supplemental insurance provides coverage for accidental death or dismemberment in an amount up to $250,000. Premiums expensed on behalf of the Officers during fiscal 1994 amounted to $1,688.

  The Company, as of January 25, 1990, adopted a Management Continuity Protection Plan pursuant to which the Company has entered into Management Continuity Protection Agreements (the "Agreements") with all of its Officers. The Agreements provide that if the Officer's employment terminates for any reason (other than death, disability or for actions involving moral turpitude) within 54 months, in the case of Mr. Jaudes, or 42 months, in the case of all other Officers, after a change in control of the Company, the Officer will receive a non-discounted lump sum payment. The lump sum payment will be in an amount equal to the Officer's average annual compensation for the five-year period preceding termination multiplied by 2.99, in the case of Mr. Jaudes, or 2.00 for all other Officers. If the Officer remains employed by the Company for more than six months after a change in control, the above benefit shall be reduced, in the case of Mr. Jaudes, by one forty-eighth, or, in the case of all other Officers, by one thirty-sixth for each month beyond such six-month period. In no event, however, will the benefit be greater than the product of the Officer's average monthly compensation for the five-year period preceding termination and the number of months remaining from such termination until the date the Officer will reach the age of 65. The Agreements expire upon the earlier of (a) the effective date of the Officer's termination, if prior to a change in control; or (b) 54 months, in the case of Mr. Jaudes, or 42 months, in the case of all other Officers, after a change in control. Under the Agreements, a "change in control" occurs when any person becomes a beneficial owner, directly or indirectly, of the Company's securities representing (a) more than 50 percent of the voting power of the Company's outstanding securities or (b) at least 30 percent but no more than 50 percent of such securities and a majority of the outside members of the Company's Board of Directors decides that a change in control has occurred.

  Previously, the Company established a Deferred Income Plan for: (i) non-employee Directors, and (ii) employee Directors, Officers and certain other employees who are deemed by the Compensation Committee of the Board of Directors to be key executives who contribute materially to the prosperity of the Company. The plan permitted deferral through April 30, 1990 for each of four consecutive years of up to 100% of fees and retainers for non-employee Directors and up to 15% of salary (excluding incentive compensation) for other participants. Such deferrals, along with applicable income growth factors (at rates not to exceed the greater of (i) twelve percent per annum, and (ii) the annual corporate bond rates specified in Moody's Investors Service plus four percent per annum), form the basis for certain benefits payable to the participant upon retirement; death or permanent and total disability before retirement; or termination of a participant's status as a Director or employee before age 55. The amount of such benefit depends on the type of triggering event, the amount deferred by a participant, the ages at which deferrals are made and the participant's age at the time of the triggering event. In the event a participant, following a change in control of the Company, terminates the status as a Director or employee for good reason, or is terminated by the Company without cause, such participant is entitled to receive a lump sum benefit in the amount equal to the greater of: (i) the present value of the account balance under the Deferred Income Plan to which the participant would be entitled if he had continued to make deferrals during the remainder of the annual deferral period and if he had terminated his status as a Director or employee after reaching normal retirement age (for this purpose, age 70 for all Directors, and age 65 for all other participants); or (ii) the amount of the participant's account balance. At the Board of Directors' meeting on September 23, 1993, the Board approved a separate Deferred Income Plan II. Deferred Income Plan II provides that the Board of Directors may from time to time determine to open up the Deferred Income Plan II to allow deferrals during one or more succeeding annual periods and to allow new participants in the Deferred Income Plan. The first deferral period ran from October 1, 1993 to December 31, 1993 (during which time only employee participants were permitted to make deferrals) and a second deferral period ran from January 1, 1994 to December 31, 1994 (during which time all participants were permitted to make deferrals, including non-employee Directors). Participants will also be allowed to make deferrals during the 1995 calendar year. During each deferral period a non-employee Director participant may defer up to 100% of fees and retainers and an employee participant may defer up to 15% of his or her annual salary (excluding incentive compensation). In addition, under Deferred Income Plan II the minimum applicable income growth factor for deferrals on and after October 1, 1993 shall not exceed the greater of: (i) nine percent per annum; and (ii) the annual corporate bond rates specified in Moody's Investors Services plus three percent per annum. The remainder of the terms of the Deferred Income Plan II are similar to those of the original Deferred Income Plan discussed above.

  NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING COMPENSATION COMMITTEE REPORT REGARDING EXECUTIVE COMPENSATION AND THE PERFORMANCE GRAPH ON PAGE 17 SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

    COMPENSATION COMMITTEE REPORT REGARDING EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors, composed of four independent non-employee Directors, administers the executive compensation program. None of such members is or has been an Officer or employee of the Company or any of its subsidiaries. After review and approval by the Committee, all material issues relating to executive compensation are submitted to the Board for consideration and approval.

  The philosophy of the Committee as it relates to executive compensation is that the Chief Executive Officer (CEO) and other Executive Officers should be compensated at levels designed to attract, motivate, and retain talented Executives who are capable of leading the Company in achieving its business objectives in an industry facing increasing complexity, competition, and change; to encourage and reward excellent performance; and to encourage individual growth as a part of the Company's management development program. Annual compensation for Laclede's senior management consists of salary, and for certain key Executives, a long-term Incentive Compensation Plan.

  Salary levels of Company Executives are reviewed and may be adjusted annually. Salaries are also increased to recognize promotions and assignment of increased responsibilities to the Company. In determining appropriate salaries, the Committee considers: (1) the CEO's recommendations as to compensation for all other Executive Officers;
(2) the scope of responsibility, experience, time in position, and individual performance for all Officers including the CEO; (3) internal fairness and equity among positions held by each Executive Officer; (4) special factors such as each individual's willingness and ability to accept special assignments and responsibilities; (5) general cognizance of pay practices of major companies within the St. Louis region as well as within the utility industry generally relating to Executives of comparable responsibility; and (6) corporate performance. Evaluation of corporate performance takes into account the significant effects which weather variations as well as other unusual events may have on the Company's earnings per share and other financial and operating results as compared to corporate budgeted levels. The Committee's analysis is a subjective process which utilizes no specific weighting or formula of the aforementioned factors in determining Executives' base salaries.

  Awards under the Company's long-term Incentive Compensation Plan are granted by Committee recommendation and Board approval to certain key Executives (including the CEO) who have, in the judgment of the Committee, demonstrated great ability and who the Company seeks to retain in positions which can affect the long-term success of the Company, including both the establishment and execution of the Company's business strategies. Under this Plan, upon the recommendation of the Compensation Committee, the Board of Directors, exclusive of any employee Director who is eligible to participate in the Plan, may award Share Units to these key Executives. The Executives are paid quarterly dividend equivalents on these Share Units at the same rate that dividends are paid to stockholders. Share Units also have a deferred compensation component based on changes in the Company's retained earnings over the course of a year. Such deferred compensation is payable upon the Executive's retirement. Current compensation under this Plan is limited to 25% of the Executive's current annual salary. This Plan provides compensation which is directly linked with earnings per share achievement, a critical factor in creating increased shareholder value. Determination of the number of Share Units to award to a key Executive is a subjective process which considers an individual's current salary level, the number of Share Units previously awarded, as well as expectations for the Executive's performance relative to maintaining the long-term financial and operational integrity of the Company. During 1994, no additional Share Units were awarded.

  In determining the total compensation package of the CEO for 1994, the Compensation Committee considered all of the matters discussed above. The Committee also considered the attainment of corporate-wide budgeted goals, giving recognition to factors such as weather, interest rates and regulatory policies which can significantly impact operating results of gas utilities but are generally outside the control of management. Further, the Committee considered subjective factors related to individual performance and increased responsibility for the long-term strategic direction of the Company. Noted was the CEO's leadership as evidenced by his direction and implementation of the Company's prompt and effective response to the worst floods in the service area's history; as well as his management of the Company's response to the Federal Energy Regulatory Commission mandated restructuring of the interstate pipeline industry, which response resulted in arrangements under which the Company was assured of the availability of dependable and cost effective natural gas supplies. Also, in January 1994, Mr. Jaudes was elected Chairman of the Board of Directors.

                            Compensation Committee

                            Boyd F. Schenk, Chairman
                            James L. Hoagland
                            Robert P. Stupp
                            H. Edwin Trusheim

                           PERFORMANCE GRAPH

  The following Performance Graph compares the performance of the Company's Common Stock to the Standard & Poor's 500 Stock Index and to the Standard & Poor's Utilities Index for the Company's last five fiscal years. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at September 30, 1989 and that all dividends were reinvested. The information contained in this graph is not necessarily indicative of future Company performance.

                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
               LACLEDE GAS COMPANY, S&P 500, AND S&P UTILITIES

                            [PERFORMANCE GRAPH]

                      FISCAL YEAR ENDED SEPTEMBER 30

                     1989           1990           1991           1992          1993           1994
  Laclede           $100.00       $108.68        $137.85        $156.04        $218.92        $196.38
  S&P 500           $100.00        $90.76        $119.04        $132.20        $149.39        $154.89
S&P Utilities       $100.00        $98.99        $114.70        $131.19        $163.23        $141.85

                       COMPENSATION OF DIRECTORS

  Directors who were not employees of the Company received a monthly retainer fee of $1,000 per month through December 1993 and $1,250 per month thereafter during fiscal year 1994. Also, all Directors received a fee of $1,000 for each Board meeting attended personally; and $500 for each Board meeting attended via telephone conference call. Directors received fees of $500 for each committee meeting attended personally; and $250 for each committee meeting attended via telephone conference call. Each Chairman of a Committee of the Board except for the Nominating Committee Chairman received an additional $1,000 annual fee. All non-employee Directors are permitted to elect to defer all or any part of their compensation under arrangements which apply equally to all such non-employee Directors.

  The Company has also established a retirement plan for each of its non-employee Directors who serves at least five years as a Director or who dies while serving as a Director. Pursuant to this plan, the eligible Director (the "Participant"), or the Participant's designated beneficiary, would, following the discontinuance of the Participant's service as a Director (or following the Participant's attaining 65 years of age, if the Participant is not at least 65 years old at the time of such discontinuance of service), receive an annual retirement payment amount equal to a percentage (the "Applicable Percentage") of the annual Board retainer fee at the time of such Participant's discontinuance of service. The Applicable Percentage shall be 10% for each of the first ten years of service of such Participant as a Director. The annual payments to the retired Participant shall continue until such Participant's death, but if such Participant shall die before receiving at least ten annual payments, then such Participant's designated beneficiary shall, during such beneficiary's lifetime, receive the remainder of the first ten annual payments which the deceased Participant would have received.

  In 1990, the Company established the Restricted Stock Plan for Non-Employee Directors, the term of which was extended to January 26, 2000. Under this Plan, a grant of 800 restricted shares will be made on the date a person first begins serving as a non-employee Director. Each non-employee Director will receive an additional grant of 200 restricted shares on the date of each subsequent Annual Meeting of Stockholders for services rendered by such non-employee Director during the preceding year. The 800 share and 200 share amounts of future grants were increased from 400 shares and 100 shares, respectively, to reflect the impact of the two-for-one stock split effectuated on February 11, 1994. Although a non-employee Director is entitled to vote and may receive the dividends on the restricted shares, the restricted shares are forfeitable until vested pursuant to a schedule based upon the non-employee Director's years of participation in, and, in some cases, age at time of entering, the Restricted Stock Plan. Pursuant to a Trust Agreement between the Company and Boatmen's Trust Company, as Trustee, shares granted pursuant to the Restricted Stock Plan are purchased on the open market by the Trustee, and held in trust until vested in the non-employee Director. In January 1994, Messrs. Hoagland and Schenk each received a grant of 100 vested shares; Ms. Krey and Messrs. Givens, Stupp and Trusheim each received a grant of 100 nonvested shares; and Messrs. Craig, Holman and Nasser each received a grant of 400 nonvested shares.


PROPOSAL 2. APPOINTMENT OF AUDITORS

  The Board of Directors, upon recommendation of its Audit Committee, recommends that the stockholders ratify the appointment of Deloitte & Touche, Certified Public Accountants, to audit the accounts of the Company and its subsidiaries for the fiscal year ending

September 30, 1995. The vote of a majority of the outstanding shares entitled to vote and represented in person or by proxy will be necessary to effect the ratification described above. Thus, in this context, the effect of an abstention will be the same as a negative vote. Deloitte & Touche is the successor to the firm that has acted as auditors of the Company since 1953. It is expected that a representative of Deloitte & Touche will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

  During fiscal year 1994, Deloitte & Touche performed audit services primarily related to the limited review of quarterly reports and the examination of annual consolidated financial statements submitted to stockholders and the Securities and Exchange Commission and the audit of the various employee benefit plans of the Company.

    YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION
                                              ---
   OF THE APPOINTMENT OF DELOITTE & TOUCHE AS INDEPENDENT AUDITORS.

                             OTHER MATTERS

  The Board of Directors does not know of any matters to be presented at the meeting other than those stated in this proxy statement. However, if other matters related to the purpose of the meeting properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote said proxies on such other matters in accordance with their judgment.

                        SOLICITATION OF PROXIES

  Proxies will be solicited by mail. They may also be solicited by Officers and regular employees of the Company, personally or by telephone or telegraph, but such persons will not be specially compensated for such services. The firm of Morrow & Co., Inc. has been retained to assist with the solicitation of proxies at a cost of approximately $5,000. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons, and will be reimbursed for expenses incurred therein. The entire cost of solicitation will be borne by the Company.

                            LACLEDE GAS COMPANY
                            By DONALD L. GODINER, Secretary

St. Louis, Missouri
December 27, 1994

                              Laclede Gas

                                Company

                                                              NOTICE OF

                                                         ANNUAL MEETING

                                                        OF STOCKHOLDERS

                                                                    AND

                                                        PROXY STATEMENT

JANUARY 26, 1995

                                   P
                                   R
                                   O
                                   X
                                   Y

                          LACLEDE GAS COMPANY

              720 OLIVE STREET, ST. LOUIS, MISSOURI 63101

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Robert J. Carroll, Donald L. Godiner, Robert C. Jaudes, and each of them, with or without any of the others, attorneys and proxies, with full power of substitution, to vote all of the shares of common stock in Laclede Gas Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said corporation to be held at Marriott's Pavilion Hotel, on Thursday, January 26, 1995, at 10:00 a.m. local time, and at any adjournment thereof: (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Company's proxy statement, receipt of which is hereby acknowledged; and (2) in their discretion upon such other matters as may properly come before the Annual Meeting of Stockholders.

A VOTE FOR THE FOLLOWING PROPOSALS IS RECOMMENDED BY THE BOARD.
       ---

1. ELECTION OF DIRECTORS: H. Givens, Jr., M. A. Krey, and H. Edwin
                          Trusheim.

   / / FOR all nominees listed.   / / FOR all nominees listed except__________

                                                                    __________

        / / WITHHOLD AUTHORITY to vote for all nominees listed.

2. RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE as independent auditors.

           / / FOR          / / AGAINST          / / ABSTAIN

                          (Continued and to be signed on reverse side.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Dated---------------, 19---
                             .........................................

                             .........................................

                                      IMPORTANT: PLEASE DATE THIS PROXY
                                      AND SIGN EXACTLY AS YOUR NAME(S)
                                      APPEARS THEREON. IF STOCK IS HELD
                                      JOINTLY, SIGNATURE SHOULD INCLUDE
                                      BOTH NAMES. EXECUTORS,
                                      ADMINISTRATORS, TRUSTEES,
                                      GUARDIANS, AND OTHERS SIGNING IN
                                      A REPRESENTATIVE CAPACITY SHOULD
                                      SO INDICATE.

              PROXY MUST BE RETURNED BY JANUARY 26, 1995

                        APPENDIX

    The information in the Performance Graph on page 17 of the definitive proxy statement of Laclede Gas Company is depicted in the table that immediately follows the graph.